Exhibit 10.4

KLDiscovery Inc.

Non-Employee Director Compensation Program

(effective as of June 15, 2021)

Non-employee members of the board of directors (the “Board”) of KLDiscovery Inc. (the “Company”) shall receive cash and equity compensation as set forth in this Non-Employee Director Compensation Program (this “Program”).  The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who is entitled to receive such cash or equity compensation, except as otherwise set forth on Exhibit A hereto or unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company.  This Program shall remain in effect until it is revised or rescinded by further action of the Board.  This Program may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Program shall, as of the effective date set forth above, supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors, except for equity compensation previously granted to a Non-Employee Director.

Cash Compensation

The schedule of annual retainers (the “Annual Retainers”) for the Non-Employee Directors is as follows:

Position	Amount
Chair of the Board	$75,000
Base Board Fee (non-Chair)	$30,000
Chair of Audit Committee	$20,000
Chair of Compensation Committee	$14,000
Chair of Nominating and Corporate Governance Committee	$7,500
Member of Audit Committee (non-Chair)	$10,000
Member of Compensation Committee (non-Chair)	$7,000
Member of Nominating and Corporate Governance Committee (non-Chair)	$4,000

For the avoidance of doubt, the Annual Retainers in the table above are additive and a Non-Employee Director shall be eligible to earn an Annual Retainer for each position in which he or she serves, either on the Board or on a Committee. The Annual Retainers shall be earned on a quarterly basis based on a calendar quarter and shall be paid in cash by the Company in arrears not later than the fifteenth (15th) day following the end of each calendar quarter.  In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable position, for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.

Exhibit 10.4

Equity Compensation

Each Non-Employee Director shall be granted the following awards of Restricted Stock Units (as defined in the Company’s 2019 Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (the “Equity Plan”)) (each, an “RSU Award”) under and subject to the terms and provisions of the Equity Plan.  Each RSU Award shall be granted subject to an award agreement in substantially the form previously approved by the Board, and in the amounts provided as follows:

Initial RSU Award	A number of Restricted Stock Units equal to the quotient obtained by dividing (x) $350,000 by (y) the Reference Price.
Subsequent RSU Award	A number of Restricted Stock Units equal to the quotient obtained by dividing (x) $175,000 by (y) the Reference Price.

For purposes of this Program, the “Reference Price” shall mean the closing sales price of one share of the Company’s common stock on the date of grant.

A.Initial RSU Awards.  Each Non-Employee Director who is initially elected or appointed to the Board after December 19, 2019 (the “Original Effective Date”) shall receive the Initial RSU Award on the date of such initial election or appointment. No Non-Employee Director shall be granted more than one Initial RSU Award. For the avoidance of doubt, no Non-Employee Director who is serving on the Board on the Original Effective Date shall receive the Initial RSU Award.

B.Subsequent RSU Awards.  A Non-Employee Director who (i) either (A) served as a Non-Employee Director on the Original Effective Date or (B) has been serving as a Non-Employee Director on the Board for at least six (6) months as of the date of any annual meeting of the Company’s stockholders after the Original Effective Date and, in either case, (ii) will continue to serve as a Non-Employee Director immediately following such meeting, shall be automatically granted a Subsequent RSU Award on the date of such annual meeting.  For the avoidance of doubt, a Non-Employee Director elected for the first (1st) time to the Board at an annual meeting of the Company’s stockholders shall only receive an Initial RSU Award in connection with such election, and shall not receive any Subsequent RSU Award on the date of such meeting as well.

C.Termination of Employment of Employee Directors.  Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial RSU Award, but to the extent that they are otherwise entitled, will receive, after termination of employment with the Company and any parent or subsidiary of the Company, a Subsequent RSU Award.

Exhibit 10.4

D.Terms of RSU Awards Granted to Non-Employee Directors.

1.Vesting.

a.Initial RSU Awards.  Each Initial RSU Award shall vest and become exercisable in substantially equal installments on each of the first three (3) anniversaries of the date of grant, such that the Initial RSU Award shall be fully vested on the third (3rd) anniversary of the date of grant, subject to the Non-Employee Director continuing in service as a Non-Employee Director through each such vesting date.

b.Subsequent RSU Awards.  Each Subsequent RSU Award shall vest in a single installment on the day immediately prior to the date of the next annual meeting of the Company’s stockholders occurring after the date of grant, subject to the Non-Employee Director continuing in service as a Non-Employee Director through such vesting date.

c.Forfeiture of RSU Awards; Change in Control Vesting.  Unless the Board otherwise determines, any portion of an Initial RSU Award or Subsequent RSU Award which is unvested at the time of a Non-Employee Director’s termination of service on the Board as a Non-Employee Director shall be immediately forfeited upon such termination of service and shall not thereafter become vested.  All of a Non-Employee Director’s Initial RSU Awards and Subsequent RSU Awards shall vest in full immediately prior to the occurrence of a Change in Control (as defined in the Equity Plan), to the extent outstanding at such time.

2.Non-Employee Compensation Limit.  Notwithstanding anything in this Program to the contrary, the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of RSU Awards granted to a Non-Employee Director as compensation for services as a Non-Employee Director during any fiscal year of the Company may not exceed $750,000 (the “NED Limit”), increased to $1,000,000 in the fiscal year in which the Original Effective Date occurred or in the fiscal year of a Non-Employee Director’s initial service as a Non-Employee Director.  The NED Limit shall be applied to reduce compensation in the following order: (A) reduction in any Initial RSU Award granted during such year; (B) reduction in any Subsequent RSU Award granted during such year; (C) reduction on a prorata basis of any cash or other compensation, payments or benefits that are exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and (D) reduction of any cash or other compensation, payments or benefits otherwise payable to the Non-Employee Director on a prorata basis or such other manner that complies with Section 409A.  The Board may make exceptions to the NED Limit in extraordinary circumstances, as the Board may determine in its discretion, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving Non-Employee Directors.

* * * * *

Exhibit 10.4

Exhibit A

Richard Williams shall not be eligible to participate in this Program.

Ian Fujiyama shall not be eligible to participate in this Program.

Lauren Tanenbaum shall not be eligible to participate in this Program.

Evan Morgan shall not be eligible to receive Annual Retainers under this Program (but will remain eligible to receive equity-based compensation under this Program pursuant to the terms of this Program).

Arjun Shah shall not be eligible to participate in this Program.

4